Exhibit 99.1

InspireMD Names Dr. James Barry as President and CEO

Medical Device Veteran Brings Broad Industry Experience in Pioneering Technologies

BOSTON, MA – June 7, 2016 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS), neurovascular devices and thrombus management technologies, today announced the appointment of James Barry, Ph.D. as President and CEO effective immediately. Prior to this appointment, Dr. Barry served as InspireMD’s Chief Operating Officer since July 2014 and has been a member of the Company’s Board of Directors since January 2012. He replaces Alan Milinazzo, who previously announced his decision to step down as Director, President and CEO in January 2016. Mr. Milinazzo will continue to serve as an advisor to the Company.

Dr. Barry brings more than two decades of experience in the medical device industry. For more than 18 years, he held senior roles at Boston Scientific Corporation. Dr. Barry initiated and oversaw the development of Boston Scientific’s Taxus™ stent which quickly became the number one selling drug eluting stent worldwide. He also oversaw the development of the technology that is employed in the Synergy™ Everolimus-Eluting Stent System.

Sol J. Barer, Ph.D., Chairman of InspireMD commented, “We are extremely pleased to name Dr. Barry as President and CEO. Jim brings an invaluable set of capabilities, relationships, and experience inline with our efforts to pioneer and commercialize new device technologies that leverage our proprietary MicroNetTM platform. Jim is well-versed in the Company, as a Board Member and in his previous role as the Company’s Chief Operating Officer, where he led initiatives to realign the organization around corporate strategic objectives, such as the transition into the carotid and neuro interventional markets, and also to design, develop, obtain regulatory clearances, and begin commercial activities for CGuardTM EPS.”

Dr. Barry commented, “I am excited to take on the challenge of driving broad clinical and commercial acceptance of our CGuardTM technology. We have a growing body of clinical evidence that supports the therapeutic benefits of CGuardTM, which has been well received so far by the clinical community. We are now well focused on bringing that innovative success to gaining commercial traction. I look forward to ongoing, targeted initiatives with our distributor partners, including Penumbra, to develop broad based markets where our products are of routine clinical use. Finally, I am delighted to continue to serve with and further build around the focused, dedicated and talented team of InspireMD.”

In addition to serving as a Board Member of InspireMD, Dr. Barry serves on a number of Advisory Boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell, and the Massachusetts Life Science Center. Dr. Barry holds a Bachelor’s Degree in Chemistry from St. Anselm College and a Ph.D. in Biochemistry from the University of Massachusetts-Lowell.

About CGuard™ EPS

The proprietary CGuard™ Embolic Prevention System (EPS) uses the same MicroNet™ technology featured on the MGuard™ and MGuard Prime™ coronary Embolic Protection Systems. The CGuard™ EPS is designed to prevent peri-procedural and late embolization by trapping potential emboli against the arterial wall while maintaining excellent perfusion to the external carotid artery and branch vessels.

MicroNet™ is a bio-stable mesh woven from a single strand of 20 micron Polyethylene Terephthalate (PET).

CGuard™ EPS is CE Marked and not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNetTM technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482